Exhibit 5.1

www.duanemorris.com May 9, 2011 Quaker Chemical Corporation One Quaker Park 901 East Hector Street Conshohocken PA 19428-0809

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Re:	Common Stock Takedown from Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of a Shelf Registration Statement on Form S-3 (the “Registration Statement”) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on November 23, 2009 and declared effective by the Commission on January 29, 2010 and the related Prospectus Supplement, filed with the Commission on May 5, 2011 (the “Prospectus Supplement”), for the offering by the Company of 1,265,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), including 165,000 Shares that may be purchased if the underwriters’ over-allotment is exercised in full, to be sold by the Company in an underwritten offering pursuant to that certain Underwriting Agreement dated May 5, 2011 by and between the Company and Jefferies & Company, Inc., as Representative of the Several Underwriters.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the opinion set forth in this letter, we have examined the Registration Statement, the Prospectus Supplement, originals or copies certified or otherwise identified to our satisfaction of the Agreement, the Articles of Incorporation of the Company, as amended to date, the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

Quaker Chemical Corporation May 9, 2011 Page 2

We have assumed the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the provisions of the Registration Statement and Prospectus Supplement, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Form 8-K to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP
Duane Morris LLP